                                        Exhibit 99.1

Media Contact:	Investor Contacts:
Eric Boomhower	Bryant Potter	Susan Wright
(803) 217-7701	(803) 217-6916	(803) 217-4436
eboomhower@scana.com	addison.potter@scana.com	susan.wright@scana.com

SCE&G Announces an Amendment to the Engineering, Procurement, and Construction Agreement for AP1000 Plants at VC Summer Station

Cayce, SC, October 27, 2015... South Carolina Electric & Gas Company (SCE&G), principal subsidiary of SCANA Corporation (NYSE: SCG), and acting as agent on behalf of Santee Cooper, South Carolina’s state-owned electric and water utility, announced today that it has agreed to an amendment of the Engineering, Procurement, and Construction Agreement (EPC Agreement) dated May 23, 2008 with a consortium consisting of Westinghouse Electric Company, LLC (WEC) and CB&I Stone & Webster, Inc (Stone & Webster). WEC intends to acquire the stock of Stone & Webster from Chicago Bridge & Iron Company N.V. (CB&I). Following that acquisition, Stone & Webster will continue to be a party to the EPC Agreement for the two AP1000 nuclear power plants Units 2 and 3 at the VC Summer Station (Project), but as a subsidiary of WEC instead of CB&I. The amendment to the EPC Agreement allows CB&I to exit its guaranty obligation related to the Project. The payment obligations under the EPC Agreement are joint and several obligations of WEC and Stone & Webster, and the October 2015 Amendment provides for Toshiba Corporation, WEC’s parent company, to reaffirm its guaranty of WEC’s payment obligations. WEC intends to engage Fluor Corporation or its affiliates as a subcontracted construction manager.

“We are excited about the changes in the structure of the construction team and the amendment to the EPC contract for the new nuclear plants and see these changes as very positive,” said Kevin Marsh, SCANA’s Chairman and CEO. “Fluor is well respected in the industry and has been involved with many large electric generation projects, including our VC Summer Unit 1. Fluor has deep South Carolina roots and an excellent record of delivering on commitments. The amendment to the EPC contract provides for significantly higher liquidated damages that are linked to timely completion of the nuclear plants and qualification for federal production tax credits. We have strengthened the language in the EPC contract defining regulatory changes which has been the basis for many of our disputes with the consortium in the past. We also have negotiated a fixed price option which, if exercised, would limit the construction cost of the new nuclear plants. Our Form 8-K filed today with the Securities and Exchange Commission provides more detail regarding the EPC contract amendment. In addition, the Company will host an analysts’ conference call on Thursday, October 29, 2015 to discuss third quarter earnings and to add further details on this amendment. We believe these changes provide better protection against future cost increases for our customers and the company.”

This amendment revises the Guaranteed Substantial Completion Dates (GSCDs) for Units 2 and 3 to August 31, 2019 and 2020, respectively. The new GSCDs are linked to significantly higher delay-related liquidated damages. In addition, completion bonuses have been added to the contract.

Under this amendment, the total Project costs for SCE&G will increase by approximately $286 million over the $6.827 billion approved by the Public Service Commission of South Carolina (SCPSC) in Order No. 2015-661. This will bring the total gross construction cost of the Project to approximately $7.113 billion.

In addition, this amendment provides SCE&G, for itself and as agent for Santee Cooper, an exclusive and irrevocable option to, at any time prior to November 1, 2016, further amend the EPC Agreement to fix as of June 30, 2015 the total amount remaining to be paid for the entire scope of work on the Project at approximately $3.345 billion (SCE&G’s 55% portion of $6.082 billion). This exercisable fixed price option would result in SCE&G’s total Project costs to increase by approximately $774 million over the $6.827 billion approved by the SCPSC in Order No. 2015-661. This would bring the total gross construction cost of the Project to approximately $7.601 billion.

PROFILE
SCE&G is a regulated public utility engaged in the generation, transmission, distribution and sale of electricity to approximately 697,000 customers in South Carolina. The company also provides natural gas service to approximately 343,000 customers throughout the state. More information about SCE&G is available at www.sceg.com.

SCANA Corporation, headquartered in Cayce, SC, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. Information about SCANA and its businesses is available on the company’s website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2) legislative and regulatory actions, particularly changes in rate regulation, regulations governing electric grid reliability and pipeline integrity, environmental regulations, and actions affecting the construction of new nuclear units; (3) current and future litigation; (4) changes in the economy, especially in areas served by subsidiaries of SCANA; (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (6) the impact of conservation and demand side management efforts and/or technological advances on customer usage; (7) the loss of sales to distributed generation, such as solar photovoltaic systems; (8) growth opportunities for SCANA’s regulated and diversified subsidiaries; (9) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity; (10) the effects of weather, especially in areas where the generation and transmission facilities of SCANA and its subsidiaries (the Company) are located and in areas served by SCANA's subsidiaries; (11) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (12) payment and performance by counterparties and customers as contracted and when due; (13) the results of efforts to license, site, construct and finance facilities for electric generation and transmission, including nuclear generating facilities and results of efforts to operate its electric and gas systems and assets in accordance with acceptable performance standards; (14) maintaining creditworthy joint owners for SCE&G’s new nuclear generation project; (15) the ability of suppliers, both domestic and international, to timely provide the labor, secure processes, components, parts, tools, equipment and other supplies needed, at agreed upon quality and prices, for our construction program, operations and maintenance; (16) the results of efforts to ensure the physical and cyber security of key assets and processes; (17) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (18) the availability of skilled and experienced human resources to properly manage, operate, and grow the Company’s businesses; (19) labor disputes; (20) performance of SCANA’s pension plan assets; (21) changes in taxes and tax credits, including production tax credits for new nuclear units; (22) inflation or deflation; (23) compliance with regulations; (24) natural disasters and man-made mishaps that directly affect our operations or the regulations governing them; and (25) the other risks and uncertainties described from time to time in the reports filed by SCANA or SCE&G with the United States Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

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